                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                   FORM 12B-25

                       COMMISSION FILE NUMBER 000-28587

                           NOTIFICATION OF LATE FILING

                                  (Check One):

                            [X] Form 10-K and Form 10-KSB

                                  [ ] Form 11-K

                                  [ ] Form 20-F

                                  [ ] Form 10-Q and Form 10-QSB

                                  [ ] Form N-SAR

                       For Period Ended: June 30, 2005

                       [ ] Transition Report on Form 10-K

                       [ ] Transition Report on Form 10-Q

                       [ ] Transition Report on Form 20-F

                       [ ] Transition Report on Form N-SAR

                       [ ] Transition Report on Form 11-K

                   For the Transition Period Ended: _________

          Nothing in this form shall be construed  to imply that the  Commission has verified any information contained herein.

          If the notification  relates to a portion of the filing checked above,

          identify the item(s) to which the notification relates:

           PART I. REGISTRANT INFORMATION.

                  Full name of registrant: GLOBAL BUSINESS SERVICES, INC.

                         Former name if applicable : N/A

                     Address of principal executive office

               (Street and number): 213 S. ROBERTSON BLVD.

                   City, state and zip code: BEVERLY HILLS, CA  90211

          PART II. RULE 12B-25 (B) AND (C)

          If the subject report could not be filed without  unreasonable  effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b),

          the following should be completed. (Check appropriate box.)

          [X]  (a) The reasons  described  in  reasonable  detail in Part III of this form could not be eliminated without  unreasonable effort or expense;

          [X]  (b) The  subject annual  report, semi-annual  report,  transition report on Form 10-K,  Form 20-F,  11-K or Form N-SAR,  or portion thereof  will  be  filed  on or  before  the  15th  calendar  day following  the  prescribed  due date;  or the  subject  quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or  before  the  fifth  calendar  day  following  the prescribed due date; and

          [ ]  (c) The  accountant's  statement  or other  exhibit  required  by

               Rule 12b-25(c) has been attached if applicable.

          PART III. NARRATIVE.

          State below in  reasonable  detail the  reasons  why Form 10-K,  11-K,

          20-F, 10-Q,  N-SAR or the transition  report portion thereof could not be filed within the  prescribed  time period.  (Attach extra sheets if needed.)

                The Form 10-KSB for the year ended June 30, 2005 for Global

         Business Services, Inc. could not be filed within the prescribed period because the Company was unable to complete certain information critical to filing a timely and accurate report on the financial aspects of the

         Company.  Such inability could not have been eliminated by the registrant without unreasonable effort or expense.

PART IV.          OTHER INFORMATION.

          (1)  Name and telephone  number of person to contact in regard to this notification:

            Paul Robinson                    (310)               288-4585

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                  (Name)                   (Area Code)       (Telephone Number)

          (2)  Have all other  periodic  reports  required  under  Section 12 or

               15(d) of the Securities Exchange Act of 1934 or Section 30 of the

               Investment  Company Act of 1940 during the preceding 12 months or for such shorter  period that the registrant was required to file such  report(s)  been  filed?  If  the  answer  is  no,  identify report(s).

                  [X] Yes                  [ ]  No

          (3)  Is it  anticipated  that any  significant  change in  results  of operations from the corresponding period for the last fiscal year will be reflected by the  earnings  statements  to be included in the subject report or portion thereof?

                  [ ] Yes                  [X]  No

          If  so,  attach  an  explanation  of  the  anticipated   change,  both

          narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                              GLOBAL BUSINESS SERVICES, INC.

                      ------------------------------------------

                     (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

         Has  caused  this  notification  to be  signed  on  its  behalf  by the undersigned thereunto duly authorized.

Dated:  September 28, 2005              By: /s/ Paul Robinson

                                        -----------------------------

                                        Paul Robinson

                                        Chief Financial Officer